Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION TO IMPLEMENT SENIOR MANAGEMENT

SUCCESSION AND TRANSITION PLAN

Company announces preliminary fourth-quarter 2010 results

FORT WORTH, Texas, January 24, 2011 — RadioShack Corporation (NYSE: RSH) announced today that Julian Day plans to retire as chairman, chief executive officer, and a director of the Company effective at the Company’s annual shareholder meeting, currently scheduled for the week of May 16, 2011. According to its succession and transition plan, the Board of Directors named Jim Gooch, currently chief financial officer, as the Company’s president, effective immediately. He will become RadioShack’s chief executive officer and a director upon Day’s retirement.

The Board has also determined, as an enhancement to its governance structure, to separate the chairman and CEO roles. Daniel R. Feehan, the Board’s current presiding director and a member of the Company’s Board since 2003, will become non-executive chairman of the Board upon Mr. Day’s retirement. Mr. Feehan is president and chief executive officer of Cash America International, Inc.

“Julian has led RadioShack through a significant business transformation since 2006,” said Feehan. “His highly disciplined approach to cost control and focus on profitability has greatly strengthened our balance sheet and financial foundation. At the same time, he also brought value to our brand by instilling a strong sense of customer service in all of our retailing channels and has revitalized our company with consumers. Thanks to his leadership and the efforts of RadioShack employees, our company is financially strong and has a rebalanced product portfolio. Jim Gooch, who has worked with Julian for nearly 10 years, has been a key element of that success story. I am delighted that in Jim we have a dynamic senior executive, well-known and respected by our stakeholders, who can effect a seamless transition and drive consistent growth in the business,” Feehan concluded.

Day added, “It has been a privilege to be a part of the transformation of RadioShack. We have built an organization that is well positioned for the future, and this is the right time for me to step aside and for the Company to transition to new leadership. Jim is an exceptional business executive with a deep understanding of this business and a clear view of where it should go next. I am very confident that Jim will be a strong and effective leader for RadioShack.”

Mr. Gooch, 43, joined RadioShack in his current position in August 2006. Since joining the Company, he has held responsibility for a broad range of functions, including: finance, global sourcing and supply chain management including inventory planning, information technology, real estate, investor relations, public relations and human resources. Mr. Gooch spent 10 years with Kmart Holding Corporation and subsequently Sears Holdings Corporation after the merger with Sears,

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Roebuck and Co. Mr. Gooch also worked at The Quaker Oats Company, Helene Curtis and Entertainment Publications. He earned his bachelor’s degree from Michigan State University and his master’s degree in management from the J.L. Kellogg Graduate School of Business at Northwestern University.

“I am honored that the Board has selected me to lead this great company and I look forward to working with all of our valued employees to build on the foundation we have put in place over the past several years. With our strong financial position, we will continue to make operational improvements that enhance our mobility, innovation and service offerings for customers. I am optimistic about our future and remain focused on creating value for our customers, shareholders, employees and the communities we serve,” said Gooch.

Fourth-Quarter 2010 Preliminary Results

RadioShack also announced its preliminary unaudited results for the fourth quarter ending December 31, 2010.

Preliminary total net sales and operating revenues for the 2010 fourth quarter increased approximately 4% to $1.37 billion, compared to $1.32 billion for the 2009 fourth quarter. Comparable same-store sales for U.S. company-operated stores and kiosks increased approximately 1% during the 2010 fourth quarter, compared to the 2009 fourth quarter.

Preliminary diluted earnings per share for 2010 fourth quarter are expected to be in the range of $0.50 to $0.54. These preliminary results compare to $0.60 per diluted share reported in the 2009 fourth quarter. Average diluted shares outstanding were 111.9 million in the 2010 fourth quarter compared to 127.1 million in the 2009 fourth quarter. The change in diluted shares outstanding primarily reflects share repurchase activity described in the “update on capital market activity” section of this press release.

Preliminary total net sales and operating revenues in the quarter were driven primarily by wireless platform sales growth. However, preliminary consolidated gross margin declined primarily due to the disappointing performance of the Company’s T-Mobile business, a higher sales mix of lower margin wireless handsets, and incremental promotional and clearance markdowns associated with seasonal sell-through and product transitions in non-wireless platforms. An increase in preliminary consolidated selling, general and administrative expenses reflects infrastructure investment to support the Target Mobile kiosk roll-out, partially offset by continued cost control initiatives.

RadioShack expects to report final audited fourth-quarter and full-year financial results the week of Feb. 21, 2011, at which time management will host a live webcast of its investor conference call in connection with the release of final financial results. Additional detail about the webcast will be provided closer to that date.

Update on Capital Market Activity

On November 2, 2010, the Company completed the $300 million accelerated share repurchase (“ASR”) program that it entered into on August 24, 2010. The Company repurchased 14.9 million shares under the ASR program. In addition, at the conclusion of the ASR program, the Company repurchased an additional $98.6 million worth of shares in the open market, representing 4.9 million shares.

RadioShack Corporation To Implement Senior Management Succession and Transition Plan, 1.24.11	Page 3 of 3

With the completion of these repurchases, RadioShack has $101.4 million of share repurchase authority remaining under its previously authorized share repurchase program. Under the repurchase program, the Company may make purchases pursuant to one or more accelerated repurchase programs, open market or negotiated purchases. The share repurchase authorization does not have an expiration date.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance. Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2010 and its Quarterly Report on Form 10-Q filed on October 25, 2010.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes approximately 4,680 company-operated stores in the United States and Mexico, more than 1,265 wireless phone kiosks in the United States, and approximately 1,240 dealer outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Source: RadioShack – F